Exhibit 99

Press Release
FOR IMMEDIATE RELEASE

Entrust Achieves Profitability for 2004 with Full-Year Earnings Per Share of 2-Cents

Q4 Revenue of Approximately $27 million Driven by $11 million of Product Sales

DALLAS – January 4, 2005 – Entrust, Inc. [Nasdaq: ENTU], a world-leading provider of Identity and Access Management solutions, today announced preliminary financial results that were above previous guidance for its fiscal quarter and fiscal year that ended December 31, 2004.

Entrust expects a fourth quarter net profit of approximately $0.04 per share. This equates to approximately $0.02 per share profit for the entire year ending December 31, 2004, a $0.58 per share, or $37 million, improvement over the year ending December 31, 2003, and $0.02 per share above previous guidance.

Revenue for the fourth quarter increased to approximately $27 million, an increase of approximately 27% from $21.3 million in Q3, 2004 and approximately 14% from $23.7 million in Q4, 2003. Revenue for the full year ending December 31, 2004 is expected to be approximately $90.8 million, an increase of approximately 3% from 2003. Revenue in the fourth quarter was driven by increased product revenue, which accounted for approximately 41% ($11 million) of total revenue in the quarter, with the balance of 59%($16 million) generated from services and maintenance. Entrust expects the five largest product deals of Q4 to account for approximately 21% of Q4 revenue.

“We are extremely pleased with our financial performance for the year and the quarter,” said Bill Conner, Entrust chairman, president and chief executive officer. “In 2004, we were profitable three out of four quarters, and we achieved full-year profitability for the first time since 1999. These results were built on increasing product sales for the fourth quarter ($11.0 million) and the second half of the year ($17.5 million).”

Entrust will announce its fourth quarter and full-year 2004 results before the open of the NASDAQ market on Wednesday, January 26, 2005. The Company will also host a conference call Wednesday, January 26, 2005, at 8:30 a.m. (Eastern) to further discuss the fourth quarter and full year 2004 results and to provide first-half guidance for 2005.

Entrust will host a live teleconference and Webcast on Wednesday, January 26, 2005 at 8:30 a.m. (Eastern), featuring Chairman, President and CEO Bill Conner and Chief Financial Officer David Wagner to discuss the company’s fiscal fourth quarter and fiscal year-end 2004 results. The conference call audio will be available live via dial-in at 1-800-814-4857 and via the Internet at http://webevents.broadcast.com/cnw/entrust20050126. Please log on approximately 15 minutes before the Webcast begins in order to register and to download and install any necessary audio software. An archive of the Webcast will be available for 90 days at the above Internet address.

For those unable to attend the live conference call, an audio replay will be available beginning at 10:30 a.m. (Eastern), Wednesday, January 26, 2005 through Wednesday, February 2, 2005 at 11:59 p.m. (Eastern). The North American replay number is 1- 877-289-8525 and the International replay number is 416-640-1917. Both numbers have a pass code of 21107765#.

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This press release contains forward-looking statements relating to Entrust’s projected revenue range and net profit per share for the fourth fiscal quarter of 2004 and the fiscal year ended December 31, 2004. Such statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are unforeseen operating expenses, issues associated with revenue recognition, issues raised in connection with the review of quarterly financial results, and the risk factors detailed from time to time in Entrust’s periodic reports and registration statements filed with the Securities and Exchange Commission, including without limitation Entrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004. While Entrust may elect to update forward-looking statements in the future, Entrust specifically disclaims any obligation to do so, even if its estimates change.

About Entrust

Entrust, Inc. [Nasdaq: ENTU] is a world-leading provider of Identity and Access Management solutions. Entrust software enables enterprises and governments to extend their business reach to customers, partners and employees. Entrust’s solutions for secure identity management, secure messaging and secure data increase productivity and improve extended relationships by transforming the way transactions are done online. Over 1,250 organizations in more than 50 countries use Entrust’s proven software and services to turn business and security challenges into secure business opportunities. For more information, please visit: http://www.entrust.com.

Entrust is a registered trademark of Entrust, Inc. in the United States and certain other countries. In Canada, Entrust is a registered trademark of Entrust Limited. All Entrust product names are trademarks of Entrust. All other company and product names are trademarks or registered trademarks of their respective owners.

Investor Contact:	Media Contact:

David Rockvam	Doug McGinn
Investor Relations	Media Relations
972-713-5824	(202) 715-1558
david.rockvam@entrust.com	doug.mcginn@dittus.com

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